EXHIBIT 10.10
Amendment No. 1 to
USG Corporation
Non-Employee Director
Compensation Program
(As Amended and Restated February 13, 2008)
1.	Section 1.b of the USG Corporation Non-Employee Director Compensation Program (As Amended and Restated February 13, 2008) (the “Program”) is amended effective January 1, 2011 to read in its entirety as follows:
b.	$80,000 in the form of shares of USG common stock on December 31 of each year commencing December 31, 2011.
2.	Section 6 of the Program is amended to read in its entirety as follows:
6.	For purposes of 1.b., 4 and 5 above, shares of USG common stock will be valued at their Fair Market Value, as defined in the Deferral Program, on the date on which the shares are to be delivered, assuming no deferral election is made with respect to those shares.
November 12, 2010